Exhibit 4.2(d)

PLATFORM SPECIALTY PRODUCTS CORPORATION
EMPLOYEE SAVINGS AND 401(K) PLAN

AMENDMENT
Relating to
Certain Chemtura Employees

WHEREAS, Platform Specialty Products Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), sponsors the Platform Specialty Products Corporation Employee Savings and 401(k) Plan (the “Plan”), which was adopted effective generally as of January 1, 2014; and
WHEREAS, Article XI of the Plan reserves to the Company the right to amend the Plan; and
WHEREAS, the Company acquired Chemtura AgroSolutions effective or about October 1, 2014 and now desires to amend the Plan to clarify the terms on which individuals employed by Chemtura at the effective time of such acquisition who continued their employment with the acquired business will be eligible to participate in the Plan and the terms of such participation.
NOW, THEREFORE, the Plan is amended effective generally as of November 1, 2014, as follows:

1.	Section 2.21 is hereby amended by inserting immediately after the first (and only) paragraph of such Section, the following new paragraph:

“Without limiting the foregoing, the term “Employee” shall include each “Transferred Employee,” as hereinafter defined. For this purpose, the term “Transferred Employee” mean an individual who both (1) meets the definition of “Employee” set forth in the immediately preceding paragraph and (2) is described in one of the following clauses:

(i)
An Employee who qualified, as of October 31, 2014, as a Chemtura Employee, provided that, for this purpose, the term “Chemtura Employee” means an individual employed by Chemtura AgroSolutions (or an affiliate) as of the effective date of the Company’s acquisition of Chemtura AgroSolutions effective on or about October 1, 2014 (the “Chemtura Transaction”) who performed all or substantially all of their employment services for the United States operations of Chemtura AgroSolutions acquired by the Company as part of the Chemtura Transaction and who became employed by the Company or an Affiliate Company as of the effective time of the Chemtura Transaction (or, for such individuals on leave of absence on such date, upon their return from such leave if and to the extended provided under the terms of Chemtura Transaction acquisition agreement, including Section 5.9(a)(i)); or

(ii)	[Reserved].”

2.Section 2.18 is hereby amended by inserting immediately after Subsection (g) the following new Subsection:

“(h)	With respect to the following Participants, Hours of Service shall be determined based on the periods described below:

(1)
With respect to Participants who are Chemtura Employees, Hours of Service shall be determined in accordance with this Section, provided however that, for solely purposes of this Section, the term Company shall include Chemtura AgroSolutions for periods of service prior to October 1, 2014.”

3.	Section 3.1 is hereby amended by inserting immediately after Subsection (b) the following new Subsection (c):

“(c)    Notwithstanding the foregoing, in the case of a Transferred Employee, (i) if such Transferred Employee is a Chemtura Employee, then such Transferred Employee may not become a Participant prior to November 1, 2014.”

4.Article IV is hereby amended by inserting immediately after Section 4.8 the following new Section:

“4.9    Allocation Groups. For each Plan Year, the allocation groups for purposes of Employer Profit Sharing Contributions and Employer Non-Elective Contributions and the allocation method(s) applicable to each such group shall be set forth in Schedule A to the Plan, as modified from time to time, which Schedule A is incorporated herein by reference in its entirety and made a part hereof. Notwithstanding the provisions of Article XI, Schedule A may be modified and updated from time to time by the Board of Directors of the Company (or its designee) from any time and from time to time, provided however that in no event may such schedule be modified with respect to a Plan Year after the final due date for deductible contributions by the Company to the Plan under Code Section 404 of the Code with respect to such year.”

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on its behalf by its duly authorized officers as of this 10th day of February 2015.
Platform Specialty Products Corporation

By:_/s/ Frank J. Monteiro
Chief Executive Officer